SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective

Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Denison International plc

(Exact name of registrant as specified in its charter)

England and Wales	76-0085919
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

14249 Industrial Parkway Marysville, Ohio	43040
(Address of principal executive offices)	(zip code)

The Denison International Stock Option Plan

(Full title of the plan)

Bruce A. Smith

Chief Financial Officer

14249 Industrial Parkway

Marysville, Ohio 43040

Telephone: (937) 644-4437

(Name and address, including zip code, of agent for service)

(Telephone number, including area code, of agent for service)

EXPLANATORY NOTE

Pursuant to a Form S-8 registration statement (File No. 333-7500) (the “Registration Statement”) filed with the Securities and Exchange Commission on August 26, 1997, Denison International plc, a public limited company organized under the laws of England and Wales (the “Company”), registered 850,000 Ordinary Shares, $0.01 par value per share (the “Ordinary Shares”), deposited as American Depositary Shares (“ADSs” and, together with the Ordinary Shares, the “Shares”) represented by American Depositary Receipts, issuable under the terms of the Denison International Stock Option Plan.

On February 12, 2004, Parker-Hannifin Corporation, an Ohio corporation (“Purchaser”), completed its previously announced tender offer to purchase all of the Ordinary Shares, including those Ordinary Shares represented by ADSs, that were outstanding at any time during the tender offer, and all of the issued and outstanding A Ordinary Shares, £8.00 par value per share, of the Company (the “A Ordinary Shares”), at a purchase price of $24.00 per Share or A Ordinary Share, as the case may be, net to the seller in cash without interest. As a result of the tender offer, the Ordinary Shares and ADSs are held of record by fewer than 300 persons. Accordingly, the Company has filed with the Securities and Exchange Commission a Certificate and Notice of Termination of Registration on Form 15 pursuant to which it has requested the de-registration of all Ordinary Shares and ADSs registered pursuant to the terms of the Securities Exchange Act of 1934, as amended.

The purpose of this Post-Effective Amendment No. 1 to the Registration Statement is to terminate the Registration Statement and to de-register all of the Ordinary Shares deposited as ADSs and represented by American Depositary Receipts issuable under the terms of the Denison International Stock Option Plan, which remain outstanding thereunder as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 and has duly caused this Post-Effective No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marysville, Ohio, on February 19, 2004.

Denison International plc

By:	/s/ Bruce A. Smith

Name: Bruce A. Smith
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Capacity	Date

/s/ David L. Weir David L. Weir	President and Chief Executive Officer (Principal Executive Officer)	February 19, 2004

/s/ Bruce A. Smith Bruce A. Smith	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 19, 2004

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Signature	Capacity	Date

/s/ Thomas A. Piraino, Jr. Thomas A. Piraino, Jr.	Director of Denison International plc	February 19, 2004

/s/ Timothy K. Pistell Timothy K. Pistell	Director of Denison International plc	February 19, 2004

/s/ Lee Banks Lee Banks	Director of Denison International plc	February 19, 2004

/s/ Nickolas W. Vande Steeg Nickolas W. Vande Steeg	Director of Denison International plc	February 19, 2004

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